UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: May 16, 2016

DALA PETROLEUM CORP.

(Exact name of registrant as specified in charter)

Delaware	001-10171	80-0000245
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

175 South Main Street, Suite 1410, Salt Lake City, Utah 84111

(Address of Principal Executive Offices, Including Zip Code)

(801) 303-5721

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed in a Form 8-K filed May 17, 2016, the Company entered into a Partial Cancellation Agreement (the “PCA”) by and among its subsidiary, Dala Petroleum Corp., a Nevada corporation (“Dala NV”), Chisholm Partners II, LLC, a Louisiana limited liability company (“Chisholm II”), and certain members of Chisholm II (the “Chisholm Members”) through which Chisholm II (after receiving shares from certain of its Chisholm Members) is to return a total of 8,567,800 shares of the Company common stock to the Company’s treasury for cancellation.  In exchange for the return of these shares for cancellation, the Company shall assign 55,000 acres of the Company’s property rights (approximately 65% of its total holdings) to Chisholm II.

Pursuant to terms of the PCA, on May 26, 2016, the 8,567,800 shares of common stock delivered by Chisholm II were cancelled on the books and records of the Company. Prior to that, Company delivered 55,000 acres of its leased property to Chisholm II. The transfers of the leased property are being transferred at the local administrative levels.

Item 3.03 Material Modification to Rights of Security Holders

On May 16, 2016, as approved by the Board of Directors of the Company as part of the settlement with the Preferred Shareholders, the Company filed an Amended and Restated Certificate of Designation of the Company’s Series A 6% Convertible Preferred Stock (the “COD”), which (i) changed the conversion price of the preferred stock from $0.70 per share to $0.05 per share, and (ii) eliminated Section 7 “Certain Adjustments” of the COD.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On May 16, 2016, the Company filed an Amended and Restated Certificate of Designation of the Company’s Series A 6% Convertible Preferred Stock (the “COD”), which (i) changed the conversion price of the preferred stock from $0.70 per share to $0.05 per share, and (ii) eliminated Section 7 “Certain Adjustments” of the COD.

Item 9.01 Exhibits

3.1	Amended and Restated Certificate of Designation of the Company’s Series A 6% Convertible Preferred Stock
10.1	Partial Cancellation Agreement

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALA PETROLEUM CORP.

By: /s/ William Gumma

Name: William Gumma

Title: Chief Executive Officer

Date: May 27, 2016